EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 3, 2021, except as to paragraph (d) of Note 1, which is as of March 10, 2022, with respect to the consolidated financial statements of Red Robin Gourmet Burgers, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

Denver, Colorado

December 8, 2022